UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

0 1861G10 0

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary

of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 15, 2011

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,980,399 Common Units (1)
	8	SHARED VOTING POWER 20,659,168 (2)
	9	SOLE DISPOSITIVE POWER 2,980,399 Common Units (1)
	10	SHARED DISPOSITIVE POWER 40,362,521 Common Units (2)(3)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,342,920 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 72.4%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(1)	Comprised of (i) 2,596,879 Common Units held indirectly by Joseph W. Craft III (“Craft”) through the JWC III Rev Trust of which Craft is trustee; and (ii) 383,520 Common Units held by Alliance Management Holdings III, LLC (of which Craft is President and Director).
(2)	Craft shares voting and dispositive power with Kathleen S. Craft with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Craft and Kathleen S. Craft indirectly own all of the outstanding membership interests and of which Craft is the President, Chief Executive Officer and sole Director). Additionally, Craft may be deemed to share dispositive and voting power with respect to 18,000 Common Units held by the Joseph W. Craft III Foundation, a charitable foundation of which Craft is co-trustee. The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.
(3)	Craft may be deemed to share dispositive power with the Non-Craft Controlled Reporting Persons (as defined in Item 2 of that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”)) with respect to an aggregate of 19,703,353 Common Units held by such Non-Craft Controlled Reporting Persons as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1). The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 18,000 Common Units (4)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 18,000 Common Units (4)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,000 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(4)	Voting and dispositive power of the 18,000 Common Units held by the Joseph W. Craft III Foundation may be deemed to be shared with Joseph W. Craft III, a co-trustee of the foundation.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (5)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (5)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* CO

* SEE INSTRUCTIONS

(5)	Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc., of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (6)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (6)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* HC, CO

* SEE INSTRUCTIONS

(6)	Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (7)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (7)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(7)	Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS ALLIANCE MANAGEMENT HOLDINGS III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 383,520 Common Units (8)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 383,520 Common Units (8)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 383,520 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(8)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as sole director of Alliance Management Holdings III, LLC.

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,873,467 Common Units (9)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,873,467 Common Units (9)(10)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,873,467 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

(9)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Ms. Guilfoyle became a trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs on March 20, 2008.
(10)	Dispositive power of 5,697,267 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

A. Wellford Tabor (as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,873,467 Common Units (11)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,873,467 Common Units (11)(12)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,873,467 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

(11)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Mr. Tabor became a co-trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs effective as of June 19, 2009.
(12)	Dispositive power of 5,697,267 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (13)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 14,714 Common Units (13)
	10	SHARED DISPOSITIVE POWER 475,758 Common Units (13)(14)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

(13)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006.
(14)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (15)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 14,714 Common Units (15)
	10	SHARED DISPOSITIVE POWER 475,758 Common Units (15)(16)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(15)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006.
(16)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (17)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 14,714 Common Units (17)
	10	SHARED DISPOSITIVE POWER 475,758 Common Units (17)(18)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(17)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006.
(18)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (19)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 14,714 Common Units (19)
	10	SHARED DISPOSITIVE POWER 475,758 Common Units (19)(20)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(19)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006.
(20)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (21)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 29,336 Common Units (21)
	10	SHARED DISPOSITIVE POWER 948,559 Common Units (21)(22)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

(21)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.
(22)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (23)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 29,336 Common Units (23)
	10	SHARED DISPOSITIVE POWER 948,559 Common Units (23)(24)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(23)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.
(24)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (25)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 29,336 Common Units (25)
	10	SHARED DISPOSITIVE POWER 948,559 Common Units (25)(26)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(25)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006.
(26)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,894 Common Units (27)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 29,336 Common Units (27)
	10	SHARED DISPOSITIVE POWER 948,558 Common Units (27)(28)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,894 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(27)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006.
(28)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Kathleen S. Craft (as Trustee of the Kathleen S. Craft Revocable Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,596,880 Common Units (29)
	8	SHARED VOTING POWER 20,641,168 Common Units (29)(30)
	9	SOLE DISPOSITIVE POWER 630,024 Common Units (29)
	10	SHARED DISPOSITIVE POWER 22,608,024 Common Units (29)(30)(31)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,238,048 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 38.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(29)	Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Kathleen S. Craft, as trustee of such trust.
(30)	Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).
(31)	Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Kathleen S. Craft Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,596,880 Common Units (32)
	8	SHARED VOTING POWER 20,641,168 Common Units (32)(33)
	9	SOLE DISPOSITIVE POWER 630,024 Common Units (32)
	10	SHARED DISPOSITIVE POWER 22,608,024 Common Units (32)(33)(34)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,238,048 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 38.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(32)	Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units is exercised by Kathleen S. Craft, as Trustee under the Kathleen S. Craft Revocable Trust.
(33)	Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).
(34)	Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Charles R. Wesley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,886,025 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 86,580 Common Units
	10	SHARED DISPOSITIVE POWER 2,799,445 Common Units (35)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,886,025 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(35)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Nancy Wesley (as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 113,055 Common Units (36)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 3,391 Common Units (36)
	10	SHARED DISPOSITIVE POWER 109,664 Common Units (36)(37)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,055 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(36)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Nancy Wesley, as trustee of such trust.
(37)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 113,055 Common Units (38)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 3,391 Common Units (38)
	10	SHARED DISPOSITIVE POWER 109,664 Common Units (38)(39)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,055 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(38)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006.
(39)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas M. Wynne (as Trustee under the Thomas M. Wynne Revocable Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 618,447 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 18,553 Common Units
	10	SHARED DISPOSITIVE POWER 599,894 Common Units (40)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,447 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(40)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas M. Wynne Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 618,447 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 18,553 Common Units
	10	SHARED DISPOSITIVE POWER 599,894 Common Units (41)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,447 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(41)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas P. Wynne (as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,478 Common Units (42)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,024 Common Units
	10	SHARED DISPOSITIVE POWER 65,454 Common Units (42)(43)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(42)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Thomas P. Wynne, as trustee of such trust.
(43)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,478 Common Units (44)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,024 Common Units
	10	SHARED DISPOSITIVE POWER 65,454 Common Units (44)(45)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(44)	Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas P. Wynne, as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006.
(45)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cindy Wynne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 338,484 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 10,154 Common Units
	10	SHARED DISPOSITIVE POWER 328,330 Common Units (46)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,484 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(46)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas L. Pearson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,574,271 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 107,228 Common Units
	10	SHARED DISPOSITIVE POWER 3,467,043 Common Units (47)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,574,271 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(47)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Gary J. Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 793,571 Common Units
	8	SHARED VOTING POWER 1,070,673 (48)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,864,244 Common Units (48)(49)(50)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,864,244 Common Units (48)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(48)	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.
(49)	Dispositive power of 1,806,587 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
(50)	Comprised of (i) 793,571 Common Units held by Gary J. Rathburn individually, and (ii) 1,070,673 Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Anita Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,070,673 Common Units (51)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,070,673 Common Units (51)(52)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,070,673 Common Units (51)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(51)	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mrs. Rathburn and her husband, Gary J. Rathburn, each hold a 50% membership interest.
(52)	Dispositive power of 1,013,016 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS RaFT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,070,673 Common Units (53)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,070,673 Common Units (53)(54)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,070,673 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(53)	Voting and dispositive power may be deemed to be shared with RaFT LLC’s manager, as well as with Gary J. Rathburn and Anita Rathburn, both of whom own a 50% membership interest in RaFT LLC.
(54)	Dispositive power of 1,013,016 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cary P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 905,925 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 27,177 Common Units
	10	SHARED DISPOSITIVE POWER 878,748 Common Units (55)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 905,925 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(55)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS David A. Gilbert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 654,591 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 19,637 Common Units
	10	SHARED DISPOSITIVE POWER 634,954 Common Units (56)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 654,591 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(56)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS George C. Tichnell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 445,380 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 13,774 Common Units
	10	SHARED DISPOSITIVE POWER 431,606 Common Units (57)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,380 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(57)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Dale G. Wilkerson (individually, and as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 344,741 Common Units
	8	SHARED VOTING POWER 5,873,467 Common Units (58)
	9	SOLE DISPOSITIVE POWER 10,342 Common Units
	10	SHARED DISPOSITIVE POWER 6,207,866 Common Units (58)(59)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,218,208 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(58)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Mr. Wilkerson became a co-trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs effective as of April 20, 2010.
(59)	Dispositive power of 6,031,666 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Bret A. Hardwick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 162,635 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 4,879 Common Units
	10	SHARED DISPOSITIVE POWER 157,756 Common Units (60)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,635 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(60)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Michael R. Rieck
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 57,073 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,712 Common Units
	10	SHARED DISPOSITIVE POWER 55,361 Common Units (61)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,073 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(61)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Nancy Murphy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 57,072 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,712 Common Units
	10	SHARED DISPOSITIVE POWER 55,360 Common Units (62)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,072 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(62)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,238 Common Units (63)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,567 Common Units
	10	SHARED DISPOSITIVE POWER 50,671 Common Units (63)(64)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(63)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Alan K. Boswell, as trustee of such trust.
(64)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Alan Kent Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,238 Common Units (65)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,567 Common Units
	10	SHARED DISPOSITIVE POWER 50,671 Common Units (65)(66)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(65)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Alan K. Boswell, as Trustee under the Alan Kent Boswell Trust.
(66)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,237 Common Units (67)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,567 Common Units
	10	SHARED DISPOSITIVE POWER 50,670 Common Units (67)(68)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(67)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Linda K. Boswell, as trustee of such trust.
(68)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Linda Knight Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,237 Common Units (69)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,567 Common Units
	10	SHARED DISPOSITIVE POWER 50,670 Common Units (69)(70)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(69)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Linda K. Boswell, as Trustee under the Linda Knight Boswell Trust.
(70)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan B. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 90,385 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,711 Common Units
	10	SHARED DISPOSITIVE POWER 87,674 Common Units (71)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,385 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(71)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Kendall Barret
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 60,168 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,805 Common Units
	10	SHARED DISPOSITIVE POWER 58,363 Common Units (72)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(72)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS John W. Tanner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,820 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 1,355 Common Units
	10	SHARED DISPOSITIVE POWER 42,465 Common Units (73)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,820 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.07%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(73)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS S. Paul Mackey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 27,852 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 3,066 Common Units
	10	SHARED DISPOSITIVE POWER 24,786 Common Units (74)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,852 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(74)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

EXPLANATORY NOTE: This Amendment No. 5 to Schedule 13D (this “Amendment No. 5”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947)(the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565)(“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647)(“Schedule 13D Amendment No. 2”), and as further amended by that certain Amendment No. 3 to Schedule 13D filed on December 22, 2008 (SEC File Number; Film Number 081263096)(“Schedule 13D Amendment No. 3”), and as further amended by that certain Amendment No. 4 to Schedule 13D filed on April 18, 2011 (SEC File Number 005-81827; Film Number 11765147)(“Schedule 13D Amendment No. 4” and with the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1, Schedule 13D Amendment No. 2, Schedule 13D Amendment No. 3 and Schedule 13D Amendment No. 5, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1.

Item 2.	Identity and Background.

This statement is being filed as (i) Amendment No. 5 to the Original Schedule 13D filed on May 24, 2006; and (ii) an initial Statement on Schedule 13D with respect to Kathleen S. Craft, as Trustee of the Kathleen S. Craft Revocable Trust, and Nancy Murphy, who are parties to that certain Transfer Restrictions Agreement, dated as of June 13, 2006, as amended, and more fully described in Item 6 of Schedule 13D Amendment No.1 and Schedule 13D Amendment No.4 (the “Transfer Restrictions Agreement”). The term “Non-Craft Controlled Reporting Persons”, as such term is defined in Item 2 of Schedule 13D Amendment No. 1, is hereby supplemented to include Kathleen S. Craft, as Trustee of the Kathleen S. Craft Revocable Trust, and Nancy Murphy.

Item 2 is hereby further supplemented as follows:

The cover page for Joseph W. Craft III has been updated to reflect the transfer of holdings in AHGP to Kathleen S. Craft, as Trustee of the Kathleen S. Craft Revocable Trust. A cover page has been added for each of Kathleen S. Craft and the Kathleen S. Craft Revocable Trust. A cover page has also been added for Nancy Murphy.

(a) and (b) Schedule I to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items:

Name	Citizenship or State of Formation, as Applicable	Business Address or Residence
Kathleen S. Craft, as Trustee of the Kathleen S. Craft Revocable Trust	USA	4401 Oak Road Tulsa, OK 74105

Kathleen S. Craft Revocable Trust	Oklahoma	4401 Oak Road Tulsa, OK 74105

Nancy Murphy	USA	8928 South College Place Tulsa, OK 74137

(c) Schedule II to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items:

Name	Principal Occupation or Employment; Name of Organization in which such Employment is Conducted
Kathleen S. Craft, as Trustee of the Kathleen S. Craft Revocable Trust	Kathleen S. Craft, a private investor, serves as trustee of the Kathleen S. Craft Revocable Trust.

Kathleen S. Craft Revocable Trust	The Kathleen S. Craft Revocable Trust is a trust.

Nancy Murphy	Nancy Murphy is a private investor.

Item 3.	Source and Amount of Funds or Other Consideration.

Kathleen S. Craft received beneficial ownership of 23,238,048 common units of AHGP (the “Common Units”) from Joseph W. Craft III pursuant to a domestic relations order.

Item 4.	Purpose of the Transaction.

Item 4 is hereby supplemented to add and hereby incorporate by reference the description included in Item 6 below.

Item 5.	Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 are hereby amended and restated as follows:

(a) There were 59,863,000 Common Units outstanding as of November 8, 2011. The number of Common Units beneficially owned by each Reporting Person and the percentage of the total number of Common Units outstanding represented by such beneficial ownership is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference.

(b) The number of Common Units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

Item 6.	Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby supplemented to add the following:

Joseph W. Craft III transferred to Kathleen S. Craft (i) a 50% interest in Alliance Resource Holdings II, Inc. (the “ARH II Transfer”) and (ii) 2,596,880 Common Units from the JWC III Rev Trust. Alliance Resource Holdings II, Inc. is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units. As a result of the ARH II Transfer, Joseph W. Craft III and Kathleen S. Craft share indirect ownership of the 20,641,168 Common Units. On October 11, Kathleen S. Craft executed a Joinder and became party to the Transfer Restrictions Agreement.

Item 7. Material to be Filed as Exhibits.

Item 7 is hereby amended and restated as follows:

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 1, 2011 filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed herewith.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 1, 2011

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Joseph W. Craft III
JOSEPH W. CRAFT III FOUNDATION

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/08/06
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and December 11, 2008
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Dale G. Wilkerson, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Kathleen S. Craft by Rich McCullough pursuant to Power of Attorney dated 11/11/11
Kathleen S. Craft, individually, and as Trustee under the Kathleen S. Craft Revocable Trust

/s/ Charles R. Wesley by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Charles R. Wesley

/s/ Nancy Wesley by Megan Cordle pursuant to Powers of Attorney dated 2/3/07 and 2/5/07
Nancy Wesley, individually, and as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006

/s/ Thomas M. Wynne by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Thomas M. Wynne, individually, and as Trustee under the Thomas M. Wynne Revocable Trust

/s/ Thomas P. Wynne by Megan Cordle pursuant to Powers of Attorney dated 4/17/11
Thomas P. Wynne, individually, and as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006

/s/ Cindy Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy Wynne

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Gary J. Rathburn

/s/ Anita Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Anita Rathburn

RaFT LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/13/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Cary P. Marshall

/s/ David A. Gilbert by Megan Cordle pursuant to Power of Attorney dated 2/2/07
David A. Gilbert

/s/ George C. Tichnell by Megan Cordle pursuant to Power of Attorney dated 2/3/07
George C. Tichnell

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Bret A. Hardwick

/s/ Michael R. Rieck by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Michael R. Rieck

/s/ Nancy Murphy by Rich McCullough pursuant to Power of Attorney dated 11/29/11
Nancy Murphy

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Alan B. Smith by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Alan B. Smith

/s/ Kendall Barret by Megan Cordle pursuant to Power of Attorney dated 2/4/07
Kendall Barret

/s/ John W. Tanner by Megan Cordle pursuant to Power of Attorney dated 2/20/07
John W. Tanner

/s/ S. Paul Mackey by Megan Cordle pursuant to Power of Attorney dated 2/7/07
S. Paul Mackey

EXHIBIT INDEX

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated December 1, 2011 filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of the AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed as Exhibit F to Schedule 13D Amendment No. 3 (File No. 005-81827; Film No. 081263096); incorporated herein by reference.